Exhibit 99

SLB Announces Second-Quarter 2023 Results

•	Revenue of $8.10 billion increased 5% sequentially and 20% year on year

•	GAAP EPS of $0.72 increased 11% sequentially and 7% year on year

•	EPS, excluding charges and credits, of $0.72 increased 14% sequentially and 44% year on year

•	Net income attributable to SLB of $1.03 billion increased 11% sequentially and 8% year on year

•	Adjusted EBITDA of $1.96 billion increased 10% sequentially and 28% year on year

•	Cash flow from operations was $1.61 billion and free cash flow was $986 million

•	Board approved quarterly cash dividend of $0.25 per share

PARIS, July 21, 2023—SLB (NYSE: SLB) today announced results for the second-quarter 2023.

Second-Quarter Results

		(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Sequential	Year-on-year
Revenue	$8,099	$7,736	$6,773	5%	20%
Income before taxes – GAAP basis	$1,293	$1,161	$1,152	11%	12%
Income before taxes margin – GAAP basis	16.0%	15.0%	17.0%	96 bps	-105 bps
Net income attributable to SLB – GAAP basis	$1,033	$934	$959	11%	8%
Diluted EPS – GAAP basis	$0.72	$0.65	$0.67	11%	7%

Adjusted EBITDA*	$1,962	$1,788	$1,530	10%	28%
Adjusted EBITDA margin*	24.2%	23.1%	22.6%	111 bps	163 bps
Pretax segment operating income*	$1,581	$1,391	$1,159	14%	36%
Pretax segment operating margin*	19.5%	18.0%	17.1%	154 bps	240 bps
Net income attributable to SLB, excluding charges & credits*	$1,033	$906	$715	14%	44%
Diluted EPS, excluding charges & credits*	$0.72	$0.63	$0.50	14%	44%

Revenue by Geography
International	$6,297	$5,985	$5,188	5%	21%
North America	1,746	1,698	1,537	3%	14%
Other	56	53	48	n/m	n/m

	$8,099	$7,736	$6,773	5%	20%

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplementary Information” for details.

n/m = not meaningful

	(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$947	$894	$955	6%	-1%
Reservoir Performance	1,643	1,503	1,333	9%	23%
Well Construction	3,362	3,261	2,686	3%	25%
Production Systems	2,313	2,207	1,893	5%	22%
Other	(166)	(129)	(94)	n/m	n/m

	$8,099	$7,736	$6,773	5%	20%

Pretax Operating Income by Division
Digital & Integration	$322	$265	$379	22%	-15%
Reservoir Performance	306	242	195	26%	57%
Well Construction	731	672	470	9%	55%
Production Systems	278	205	171	36%	63%
Other	(56)	7	(56)	n/m	n/m

	$1,581	$1,391	$1,159	14%	36%

Pretax Operating Margin by Division
Digital & Integration	34.0%	29.6%	39.7%	438 bps	-572 bps
Reservoir Performance	18.6%	16.1%	14.6%	248 bps	396 bps
Well Construction	21.8%	20.6%	17.5%	115 bps	424 bps
Production Systems	12.0%	9.3%	9.0%	274 bps	300 bps
Other	n/m	n/m	n/m	n/m	n/m

	19.5%	18.0%	17.1%	154 bps	240 bps

n/m = not meaningful

International- and Offshore-Led Growth Fueling Strong Margin Expansion and Cash Flows

SLB CEO Olivier Le Peuch commented, “I am very pleased with our second-quarter results, which reflect significant growth in the international markets, particularly in the Middle East & Asia, and offshore. North America revenue also grew sequentially benefiting from our agility across the most resilient basins and market segments, although the rig count in the area declined. As the upcycle continues to unfold, we are excited about the opportunities for our business, with international- and offshore-led growth fueling strong pretax segment operating margin expansion and cash flows as highlighted in this quarter’s results. We are very well positioned in these markets, as international represents nearly 80% of our global revenue, and offshore constitutes approximately half of that. Both sequentially and year on year, we saw broad international revenue growth that resulted in margins expanding across all Divisions and geographical areas.

“Our focus on the quality of our revenue continues to drive margins, and during the second quarter, we received numerous multiyear contract awards. This is bolstering our outlook for long-term growth that will outlast near-term commodity price volatility, and it is reinforcing our belief in the breadth, resilience, and durability of the upcycle.

“Compared to the same period a year ago, international revenue grew 21%, outpacing North America which increased 14%. Year on year, revenue grew 20% and pretax segment operating margin expanded 240 basis points (bps), representing the tenth straight quarter that we have increased our pretax segment operating margin year on year. This was driven by the international markets, where we posted our highest year-on-year incremental margin in the last three years, demonstrating the earnings power of our operations in these markets.”

Middle East & Asia and Offshore Drove Strong Sequential Performance

“Sequentially, our revenue grew 5%—more than $350 million—driven largely by the Middle East & Asia area which increased 10%, or $249 million. This increase was propelled by strong double-digit growth in Saudi Arabia, Kuwait, United Arab Emirates, Egypt, India, and China. Similarly, our offshore businesses in the US Gulf of Mexico, Brazil, Angola, Namibia, and the Caspian Sea posted double-digit growth sequentially.

“Overall, our second-quarter pretax segment operating margin expanded 154 bps sequentially. Margin expansion was driven by operating leverage, increased technology adoption, and pricing that stemmed from contracts being adjusted for inflation and tight service capacity in key markets.

“Second-quarter cash flow from operations vastly improved to $1.61 billion—$1.28 billion higher sequentially—and free cash flow was $986 million. Contributing to this very strong cash flow performance were higher earnings, robust receivable collections, improved inventory turnover, and continued capex discipline. We expect free cash flow generation in the second half of the year to be visibly higher than the first half, firmly positioning us to outperform last year’s free cash flow.

“I am very proud of the exceptional results delivered by the SLB team.”

Confidence in the Long-Term Outlook

“We continue to see positive upstream investment momentum in the international and offshore markets. These markets are being driven by resilient long-cycle offshore developments, production capacity expansions, the return of global exploration and appraisal, and the recognition of gas as a critical fuel source for energy security and the energy transition.

“This is resulting in a significant baseload of activity as you can see from the number of contract awards in our quarterly highlights. The nature of these awards displays the duration and magnitude of this upcycle, both on land and offshore. We remain proud to be the partner of choice for our customers.

“As international spending builds further momentum in the second half of 2023 and North America moderates as anticipated, this cycle continues to align closely with SLB’s strengths, affirming our confidence in our full-year financial ambitions.

“This is a compelling environment for our industry, and SLB is a disciplined and efficient company that is moving in sync with our customers and our shareholders. We believe we are well positioned to execute our returns-focused strategy and commitment to shareholder returns.”

Other Events

During the quarter, SLB repurchased approximately 4.5 million shares of its common stock at an average price of $47.33 per share for a total purchase price of $213 million.

Also during the quarter, SLB issued $500 million of 4.500% Senior Notes due 2028 and $500 million of 4.850% Senior Notes due 2033.

On July 20, 2023, SLB’s Board of Directors approved a quarterly cash dividend of $0.25 per share of outstanding common stock, payable on October 12, 2023, to stockholders of record on September 6, 2023.

Second-Quarter Revenue by Geographical Area

					(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Sequential	Year-on-year
North America	$1,746	$1,698	$1,537	3%	14%
Latin America	1,624	1,617	1,329	—	22%
Europe & Africa*	2,031	1,974	1,691	3%	20%
Middle East & Asia	2,642	2,394	2,168	10%	22%
Eliminations & other	56	53	48	n/m	n/m

	$8,099	$7,736	$6,773	5%	20%

International	$6,297	$5,985	$5,188	5%	21%
North America	$1,746	$1,698	$1,537	3%	14%

*	Includes Russia and the Caspian region

n/m = not meaningful

International

Revenue in Latin America of $1.62 billion was essentially flat sequentially as higher drilling activity offshore Brazil, increased stimulation activity in Argentina, higher sales of midstream production systems offshore Guyana, and increased Asset Performance Solutions (APS) revenue in Ecuador were offset by lower revenue in Mexico. Year on year, revenue grew 22% led by higher drilling activity in Mexico and Brazil, increased sales of production systems in Guyana, and increased intervention and stimulation activity in Argentina.

Europe & Africa revenue of $2.03 billion grew 3% sequentially due to higher offshore activity in Angola and Namibia, increased drilling in Scandinavia, and higher sales of subsea production systems in the Caspian Sea. These increases were partially offset by the non-repeat of last quarter’s significant midstream production systems project milestones. Year on year, revenue grew 20% resulting from increased exploration, drilling, and production activity offshore Africa and higher drilling in Scandinavia and Europe.

Revenue in the Middle East & Asia of $2.64 billion increased 10% sequentially driven by double-digit revenue growth in Saudi Arabia, Egypt, United Arab Emirates, Kuwait, China, and India. This was a result of higher drilling, intervention, stimulation, and evaluation activity, both on land and offshore. Year on year, revenue grew 22% with double-digit growth across Saudi Arabia, United Arab Emirates, Qatar, Egypt, Oman, Iraq, India, East Asia, and Australia.

North America

North America revenue of $1.75 billion grew 3% sequentially–despite the decrease in rig count–benefiting from our agility across the most resilient land basins and market segments. In addition, our strong offshore position in the US Gulf of Mexico contributed to our revenue growth as activity increased sequentially. US land revenue grew sequentially, outperforming the rig count decline, while offshore experienced double-digit growth, boosted by increased sales of completions and subsea production systems as well as higher drilling and evaluation activity. In contrast, Canada land revenue decreased due to the spring breakup. Year on year, North America revenue grew 14% due to strong land and offshore drilling and higher sales of production systems, although this was partially offset by lower APS project revenue in Canada due to lower commodity prices.

Second-Quarter Results by Division

Digital & Integration

					(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Sequential	Year-on-year
Revenue
International	$712	$642	$627	11%	14%
North America	234	251	327	-7%	-29%
Other	1	1	1	n/m	n/m

	$947	$894	$955	6%	-1%

Pretax operating income	$322	$265	$379	22%	-15%
Pretax operating margin	34.0%	29.6%	39.7%	438 bps	-572 bps

n/m = not meaningful

Digital & Integration revenue of $947 million increased 6% sequentially due to strong growth in digital sales internationally. APS revenue was slightly higher, as production resumed in Ecuador following an interruption in the previous quarter. However, this revenue increase was partially offset by lower revenue in Canada. Year on year, revenue declined 1% as strong growth in digital sales was offset by lower APS revenue and decreased exploration data license sales due to the significant transfer fees recorded in the same quarter last year.

Digital & Integration pretax operating margin of 34% expanded 438 bps sequentially due to improved profitability in digital solutions. Year on year, pretax operating margin contracted 572 bps due to lower sales of exploration data licenses and reduced APS revenue, which was impacted by lower commodity prices in Canada.

Reservoir Performance

					(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Sequential	Year-on-year
Revenue
International	$1,512	$1,380	$1,222	10%	24%
North America	130	120	111	8%	17%
Other	1	3	—	n/m	n/m

	$1,643	$1,503	$1,333	9%	23%

Pretax operating income	$306	$242	$195	26%	57%
Pretax operating margin	18.6%	16.1%	14.6%	248 bps	396 bps

n/m = not meaningful

Reservoir Performance revenue of $1.64 billion grew 9% sequentially due primarily to increased intervention, stimulation, and evaluation activity internationally. More than half of the revenue growth came from the Middle East & Asia, mainly from higher stimulation and intervention activity in Saudi Arabia and strong evaluation activity in India and China. Year on year, revenue grew 23% led by the Middle East & Asia, due to higher intervention and stimulation activity.

Reservoir Performance pretax operating margin of 19% expanded 248 bps sequentially and 396 bps year on year. Profitability improved driven mainly by higher activity and improved operating leverage across intervention and stimulation. New technology deployment also contributed to the margin expansion, particularly in Saudi Arabia, Qatar, Europe & Africa, and Mexico.

Well Construction

					(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Sequential	Year-on-year
Revenue
International	$2,582	$2,493	$2,083	4%	24%
North America	721	711	553	1%	30%
Other	59	57	50	n/m	n/m

	$3,362	$3,261	$2,686	3%	25%

Pretax operating income	$731	$672	$470	9%	55%
Pretax operating margin	21.8%	20.6%	17.5%	115 bps	424 bps

n/m = not meaningful

Well Construction revenue of $3.36 billion increased 3% sequentially led by Europe & Africa and the Middle East & Asia, partially offset by lower revenue in Mexico and the impact of spring breakup in Canada land. Year on year, revenue increased 25% with strong growth across all areas. These increases were driven mainly by strong measurements, fluids, and equipment sales activity and pricing improvements internationally.

Well Construction pretax operating margin of 22% expanded 115 bps sequentially driven by international, while North America margin was essentially flat. Year on year, pretax operating margin expanded 424 bps with profitability improving in measurements, drilling, fluids, and equipment sales across most areas, driven by higher activity and improved pricing.

Production Systems

					(Stated in millions)
	Three Months Ended			Change
	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Sequential	Year-on-year
Revenue
International	$1,628	$1,574	$1,341	3%	21%
North America	679	626	550	8%	23%
Other	6	7	2	n/m	n/m

	$2,313	$2,207	$1,893	5%	22%

Pretax operating income	$278	$205	$171	36%	63%
Pretax operating margin	12.0%	9.3%	9.0%	274 bps	300 bps

n/m = not meaningful

Production Systems revenue of $2.31 billion increased 5% sequentially driven by strong sales of completions, subsea production systems, surface production systems, and artificial lift. The strong sequential revenue growth was led by the Middle East & Asia, which posted double-digit growth, followed by North America and Latin America. Europe & Africa revenue declined sequentially following the non-repeat of significant midstream production systems project milestones achieved in the previous quarter. Year on year, revenue grew 22% due to strong activity across all areas. Completions, subsea production systems, surface production systems, artificial lift, and midstream production systems each recorded year-on-year double-digit growth across North America and internationally.

Production Systems pretax operating margin of 12% expanded 274 bps sequentially, driven primarily by higher sales of completions and surface production systems and improved product deliveries. Year on year, pretax operating margin expanded 300 bps driven by improved profitability in completions, surface production systems, artificial lift, and subsea production systems. Geographically, margin expansion was led by the Middle East & Asia, Latin America, and North America stemming from an improved activity mix and the easing of supply chain constraints.

Quarterly Highlights

CORE

Contract Awards

SLB continues to win new long-cycle contract awards that align with SLB’s core strengths, particularly in the international and offshore basins. Notable highlights include the following:

•

In Mexico, through its reference agreement process, our main customer in Mexico awarded SLB contracts with a total value of approximately $1 billion over the next two years for land and shallow-water exploration and development. SLB will provide drilling technology and completion solutions to execute both conventional and highly complex wells, including high-pressure and high-temperature work.

•

In Saudi Arabia, SLB received a contract award from Saudi Aramco for directional drilling services for the world’s largest oil and gas fields. On both land and offshore, SLB will deliver directional drilling and digital drilling solutions and logging-while-drilling services. These proven technologies will provide technical solutions for drilling challenging wells.

•

In Qatar, Qatargas awarded SLB a five-year exclusive contract with an optional five-year extension for the provision of unitized Cameron wellhead and tree systems. The equipment will be installed in 50 offshore and five onshore wells in the North Field South project and will incorporate MRD™ recessed-bore metal-to-metal seals and CANH™ rough casing metal-to-metal seals. The onshore portion of the project includes CO2 injection and wastewater wells. The first delivery of the equipment is expected in the third quarter of 2023.

•

In Brazil, Petrobras awarded a contract to OneSubsea™ to supply critical subsea equipment to assist in the development of the Búzios pre-salt field in the country’s prolific Santos Basin. It was the sixth consecutive contract covering the supply of subsea trees signed between the two parties. SLB will supply 15 subsea trees and electrohydraulic distribution units to serve the Búzios-11 project, set to enter production in 2027 via the P-83 floating production, storage, and offloading vessel. The contract work scope also includes installation, commissioning, and associated maintenance services.

•

Offshore Egypt, bp and its joint venture partner Wintershall Dea have awarded Subsea Integration Alliance an engineering, procurement, construction, and installation (EPCI) contract for the Raven infill project. The project represents the alliance’s second early-integration contract with bp. The contract scope is for a two-well tieback in the West Nile Delta development in water depths of approximately 800 meters. The subsea production systems (SPS) scope will be delivered by OneSubsea and includes project execution comprising subsea controls, connectors, wet parking structures, instrumentation and control installation and commissioning support, and life-of-field support. The subsea umbilicals, risers, and flowlines (SURF) scope will be delivered by Subsea7 and includes the engineering, procurement, transport, and installation of approximately 6 kilometers of flexible pipes, umbilicals, and associated subsea structures.

•	In the UK North Sea, bp awarded One Subsea a contract for the supply of subsea dual-bore trees, as part of its ongoing infill drilling program in the Schiehallion/Loyal fields west of Schetland.

•

In Turkey, Turkish Petroleum awarded SLB an EPCI contract for Phase 2 of the Sakarya field development, offshore Turkey in the Black Sea. The contract for the two-phase subsea development is awarded to a consortium including SLB, Subsea7, and Saipem. The integrated project scope will be delivered by Subsea Integration Alliance and covers SPS and SURF. OneSubsea will deliver the EPCI of the SPS, which includes subsea tree systems, manifold structures, topsides and distribution controls, tie-in connectors, and valves.

Technology and Performance

Notable technology introductions and deployment in the quarter include the following:

•

In Mauritania, the XR-Perf™ expanded-range wireline perforating system restored production in a deepwater well operated by bp by enabling the perforation of more than 300 meters in eight runs without incident or nonproductive time. The operation saved bp more than 100 hours of rig time compared with traditional wireline methods, resulting in significant cost savings and a reduced carbon footprint. This was the first deployment of the XR-Perf system for bp in Africa.

•

In Libya, SLB executed the first treatments utilizing the OneSTEP EF™ efficient, low-risk sandstone stimulation solution for Waha Oil Company to improve the well influx from a fractured reservoir, mitigate the increasing water production in the field, and reduce the risk of damage from precipitation. A high-rate matrix stimulation was performed on two wells using the OneSTEP EF solution and the OilMAX™ matrix acidizing diverter. The OilMAX fluid, composed of a new-generation viscous relative permeability modifier, was used to increase zonal coverage and reduce the water production after treatment. Kinetix Matrix™ matrix stimulation design software was used to model the fluid placement for the stimulation job. The successful treatment revived wells that had been shut-in for up to 20 years and increased the total production rate by 140% while reducing water cut to 0.4%. The novel fluid system improved well influx helping Waha Oil Company achieve its production goals.

•

Offshore Malaysia, the integrated solution of Gyrodata Quest™ gyro-while-drilling (GWD) system together with PowerDrive X6™ rotary steerable system delivered the longest extended-reach-drilling well in the country, the first integrated deployment since SLB’s acquisition of Gyrodata Incorporated. High-accuracy real-time definitive gyroscopic surveys and precise steering maximized reservoir exposure and recovery potential. The Quest GWD system’s extended battery life allowed for 322 hours of surveying in the 12 1/4-inch section and 294 hours in the 8 1/2-inch section with no battery trip required. The Quest GWD system also saved rig time compared to a conventional GWD tool by reducing the survey time by 75%.

DIGITAL

SLB is deploying digital technology at scale, enabling customers to track and access their data, leverage insights to elevate their performance, and embrace new AI-enabled autonomous operations. Notable highlights include the following:

•

In Brazil, SLB was awarded a five-year contract by Petrobras for an enterprise-wide deployment of its Delfi™ digital platform. The contract scope facilitates Petrobras’ digital transformation from exploration, development, and production operations, including moving subsurface workflows to the cloud to significantly accelerate decision making. The award represents one of Petrobras’ largest investments in cloud-based technologies.

•

In Ecuador, Empresa Nacional del Petróleo (ENAP) has awarded SLB a three-year software-as-a-service contract, granting ENAP access to the advanced technology solutions in the Delfi digital platform to enhance its operations and respond more efficiently to daily challenges. ENAP’s objective is to leverage the advanced capabilities offered by the Delfi platform to achieve streamlined workflows, improved efficiency, and cost savings.

•

In India, Cairn Oil & Gas, Vedanta Limited selected SLB and Cognite to deploy an industrial DataOps platform at the enterprise level. The project scope includes implementation of a consolidated and unified data enterprise platform for reservoir management in the Rajasthan basin, with the aim of enhancing efficiency, leveraging data science and analytics, and enabling the development of novel applications to optimize reservoir and production workflows. Vedanta plans to leverage the Cognite Data Fusion® platform as well as SLB domain-driven workflows and oil and gas expertise. The three-year strategic project will establish a reusable, flexible data foundation and enable data and domain users to obtain value from actionable insights.

•

In Kuwait, Kuwait Oil Company (KOC) utilized Neuro™ autonomous solutions, which included the autonomous downhole control system, DrillOps™ Automate, DD Advisor coupled with well construction rig equipment, the AxeBlade™ ridged diamond element bit, and the PowerDrive Orbit G2™ rotary steerable system. Optimization through autonomous directional drilling capabilities delivered a 90% increase in rate of penetration (ROP) and a 37% increase in steering effectiveness, saving over $500,000 and eight rig days compared to the authorization for expenditure. Neuro solutions are redefining what can be achieved when state-of-the-art software is coupled with intelligent hardware and work processes that eliminate manual operations. The successful adoption of these technologies not only improved KOC’s drilling performance and efficiency but also minimized operational costs and drilling durations, directly impacting their profitability.

•

In Malaysia, SLB has incorporated Neuro autonomous solutions to deliver autonomous directional drilling in one of PETRONAS Carigali Sdn Bhd’s (PCSB) operated asset development campaigns. Utilizing technical capabilities that combine surface and downhole automation, the Neuro autonomous solutions delivered enhanced efficiency and consistency of operations while reducing human intervention, resulting in a 33% increase in ROP and a 62% reduction in downlinking.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

		(Stated in millions, except per share amounts)
	Second Quarter		Six Months
Periods Ended June 30,	2023	2022	2023	2022
Revenue	$8,099	$6,773	$15,835	$12,735
Interest & other income (1)	82	311	174	361
Expenses
Cost of revenue	6,502	5,568	12,787	10,581
Research & engineering	163	154	337	295
General & administrative	96	86	187	183
Interest	127	124	244	247

Income before taxes (1)	$1,293	$1,152	$2,454	$1,790
Tax expense (1)	246	182	464	300

Net income (1)	$1,047	$970	$1,990	$1,490
Net income attributable to noncontrolling interest	14	11	23	21

Net income attributable to SLB (1)	$1,033	$959	$1,967	$1,469

Diluted earnings per share of SLB (1)	$0.72	$0.67	$1.36	$1.02

Average shares outstanding	1,423	1,414	1,425	1,413
Average shares outstanding assuming dilution	1,442	1,436	1,444	1,435

Depreciation & amortization included in expenses (2)	$561	$532	$1,124	$1,065

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
Assets	Jun. 30, 2023	Dec. 31, 2022
Current Assets
Cash and short-term investments	$3,194	$2,894
Receivables	7,675	7,032
Inventories	4,360	3,999
Other current assets	925	1,078

	16,154	15,003
Investment in affiliated companies	1,601	1,581
Fixed assets	6,804	6,607
Goodwill	13,117	12,982
Intangible assets	2,968	2,992
Other assets	4,182	3,970

	$44,826	$43,135

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,938	$9,121
Estimated liability for taxes on income	859	1,002
Short-term borrowings and current portion of long-term debt	1,993	1,632
Dividends payable	373	263

	12,163	12,018
Long-term debt	11,342	10,594
Postretirement benefits	167	165
Other liabilities	2,220	2,369

	25,892	25,146
Equity	18,934	17,989

	$44,826	$43,135

Liquidity

			(Stated in millions)
Components of Liquidity	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Dec. 31, 2022
Cash and short-term investments	$3,194	$2,504	$2,816	$2,894
Short-term borrowings and current portion of long-term debt	(1,993)	(2,140)	(901)	(1,632)
Long-term debt	(11,342)	(10,698)	(12,946)	(10,594)

Net Debt(1)	$(10,141)	$(10,334)	$(11,031)	$(9,332)

Details of changes in liquidity follow:

Periods Ended June 30,	Six Months 2023	Second Quarter 2023	Six Months 2022
Net income	$1,990	$1,047	$1,490
Charges and credits, net of tax (2)	(28)	—	(266)

	1,962	1,047	1,224
Depreciation and amortization (3)	1,124	561	1,065
Stock-based compensation expense	160	79	160
Change in working capital	(1,286)	(56)	(1,884)
Other	(22)	(23)	(26)

Cash flow from operations	1,938	1,608	539

Capital expenditures	(881)	(471)	(664)
APS investments	(253)	(120)	(311)
Exploration data capitalized	(83)	(31)	(64)

Free cash flow (4)	721	986	(500)

Dividends paid	(605)	(356)	(352)
Stock repurchase program	(443)	(213)	—
Proceeds from employee stock plans	124	3	93
Business acquisitions and investments, net of cash acquired plus debt assumed	(262)	(18)	(8)
Proceeds from sale of Liberty shares	137	—	513
Proceeds from sale of real estate	—	—	120
Taxes paid on net settled stock-based compensation awards	(144)	(56)	(85)
Other	(167)	(83)	(86)

(Decrease) increase in net debt before impact of changes in foreign exchange rates	(639)	263	(305)
Impact of changes in foreign exchange rates on net debt	(170)	(70)	330

(Decrease) increase in Net Debt	(809)	193	25
Net Debt, beginning of period	(9,332)	(10,334)	(11,056)

Net Debt, end of period	$(10,141)	$(10,141)	$(11,031)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information regarding the level of SLB’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of fixed assets and amortization of intangible assets, exploration data costs, and APS investments.
(4)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of SLB’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this second-quarter 2023 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, SLB net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; effective tax rate, excluding charges & credits; adjusted EBITDA; and adjusted EBITDA margin) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively SLB’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplementary Information” (Question 9).

	(Stated in millions, except per share amounts)

	Six Months 2023
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$2,454	$464	$23	$1,967	$1.36
Gain on sale of Liberty shares	(36)	(8)	—	(28)	(0.02)

SLB net income, excluding charges & credits	$2,418	$456	$23	$1,939	$1.34

	First Quarter 2023
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,161	$217	$10	$934	$0.65
Gain on sale of Liberty shares	(36)	(8)	—	(28)	(0.02)

SLB net income, excluding charges & credits	$1,125	$209	$10	$906	$0.63

	Second Quarter 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
SLB net income (GAAP basis)	$1,152	$182	$11	$959	$0.67
Gain on sale of Liberty shares	(216)	(13)	—	(203)	(0.14)
Gain on sale of real estate	(43)	(2)	—	(41)	(0.03)

SLB net income, excluding charges & credits	$893	$167	$11	$715	$0.50

	Six Months 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
SLB net income (GAAP basis)	$1,790	$300	$21	$1,469	$1.02
Gain on sale of Liberty shares	(242)	(17)	—	(225)	(0.16)
Gain on sale of real estate	(43)	(2)	—	(41)	(0.03)

SLB net income, excluding charges & credits	$1,505	$281	$21	$1,203	$0.84

There were no charges or credits during the second quarter of 2023.

*	Does not add due to rounding.

All Charges & Credits for the periods above are classified in Interest & other income in the Condensed Consolidated Statement of Income.

Divisions

	(Stated in millions)
	Three Months Ended
	Jun. 30, 2023		Mar. 31, 2023		Jun. 30, 2022
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$947	$322	$894	$265	$955	$379
Reservoir Performance	1,643	306	1,503	242	1,333	195
Well Construction	3,362	731	3,261	672	2,686	470
Production Systems	2,313	278	2,207	205	1,893	171
Eliminations & other	(166)	(56)	(129)	7	(94)	(56)

Pretax segment operating income		1,581		1,391		1,159
Corporate & other		(183)		(169)		(148)
Interest income(1)		19		17		3
Interest expense(1)		(124)		(114)		(121)
Charges & credits(2)		—		36		259

	$8,099	$1,293	$7,736	$1,161	$6,773	$1,152

(Stated in millions)
	Six Months Ended
	Jun. 30, 2023		Jun. 30, 2022
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$1,840	$587	$1,813	$671
Reservoir Performance	3,146	548	2,543	355
Well Construction	6,623	1,403	5,083	858
Production Systems	4,520	483	3,497	285
Eliminations & other	(294)	(49)	(201)	(115)

Pretax segment operating income		2,972		2,054
Corporate & other		(353)		(313)
Interest income(1)		36		5
Interest expense(1)		(237)		(241)
Charges & credits(2)		36		285

	$15,835	$2,454	$12,735	$1,790

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2023?

Capital investment (composed of capex, exploration data costs, and APS investments) for the full-year 2023 is expected to be approximately $2.50 to $2.60 billion. Capital investment for the full-year 2022 was $2.30 billion.

2)	What were cash flow from operations and free cash flow for the second quarter of 2023?

Cash flow from operations for the second quarter of 2023 was $1.61 billion, and free cash flow was $986 million.

3)	What was included in “Interest & other income” for the second quarter of 2023?

“Interest & other income” for the second quarter of 2023 was $82 million. This consisted of interest income of $19 million and earnings of equity method investments of $63 million.

4)	How did interest income and interest expense change during the second quarter of 2023?

Interest income of $19 million for the second quarter of 2023 increased $2 million sequentially. Interest expense of $127 million increased $10 million sequentially.

5)	What is the difference between SLB’s consolidated income before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the second quarter of 2023?

The ETR for the second quarter of 2023, calculated in accordance with GAAP, was 19.0% as compared to 18.7% for the first quarter of 2023. Excluding charges and credits, the ETR for the first quarter of 2023 was 18.6%. There were no charges or credits during the second quarter of 2023.

7)	How many shares of common stock were outstanding as of June 30, 2023, and how did this change from the end of the previous quarter?

There were 1.421 billion shares of common stock outstanding as of June 30, 2023, and 1.425 billion shares outstanding as of March 31, 2023.

(Stated in millions)
Shares outstanding at March 31, 2023	1,425
Shares issued to optionees, less shares exchanged	—
Vesting of restricted stock	—
Stock repurchase program	(4)

Shares outstanding at June 30, 2023	1,421

8)

What was the weighted average number of shares outstanding during the second quarter of 2023 and first quarter of 2023? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.423 billion during the second quarter of 2023 and 1.426 billion during the first quarter of 2023. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

	(Stated in millions)
	Second Quarter 2023	First Quarter 2023
Weighted average shares outstanding	1,423	1,426
Unvested restricted stock	17	18
Assumed exercise of stock options	2	2

Average shares outstanding, assuming dilution	1,442	1,446

9)	What was SLB’s adjusted EBITDA in the second quarter of 2023, the first quarter of 2023, and the second quarter of 2022?

SLB’s adjusted EBITDA was $1.96 billion in the second quarter of 2023, $1.79 billion in the first quarter of 2023, and $1.53 billion in the second quarter of 2022, and was calculated as follows:

	(Stated in millions)
	Second Quarter 2023	First Quarter 2023	Second Quarter 2022
Net income attributable to SLB	$1,033	$934	$959
Net income attributable to noncontrolling interests	14	10	11
Tax expense	246	217	182

Income before taxes	$1,293	$1,161	$1,152
Charges & credits	—	(36)	(259)
Depreciation and amortization	561	563	532
Interest expense	127	117	124
Interest income	(19)	(17)	(19)

Adjusted EBITDA	$1,962	$1,788	$1,530

Adjusted EBITDA represents income before taxes, excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for SLB and that it allows investors and management to more efficiently evaluate SLB’s operations period over period and to identify operating trends that could otherwise be masked. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

10)	What were the components of depreciation and amortization expense for the second quarter of 2023, the first quarter of 2023, and the second quarter of 2022?

The components of depreciation and amortization expense for the second quarter of 2023, the first quarter of 2023, and the second quarter of 2022 were as follows:

	(Stated in millions)
	Second Quarter 2023	First Quarter 2023	Second Quarter 2022
Depreciation of fixed assets	$353	$347	$340
Amortization of intangible assets	77	76	75
Amortization of APS investments	101	91	87
Amortization of exploration data costs capitalized	30	49	30

	$561	$563	$532

About SLB

SLB (NYSE: SLB) is a global technology company driving energy innovation for a balanced planet. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

Conference Call Information

SLB will hold a conference call to discuss the earnings press release and business outlook on Friday, July 21, 2023. The call is scheduled to begin at 9:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until August 21, 2023, by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 4620397. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until August 21, 2023.

Investor Relations Contacts:

James R. McDonald – Senior Vice President of Investor Relations & Industry Affairs

Joy V. Domingo – Director of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

Media Contacts:

Josh Byerly – Vice President of Communications

Moira Duff – Director of External Communications

Office +1 (713) 375-3407

media@slb.com

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This second-quarter 2023 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for SLB as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by SLB and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our APS projects, joint ventures, and other alliances; our response to the COVID-19 pandemic and our preparedness for other widespread health emergencies; the impact of the ongoing conflict in Ukraine on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity, including free cash flow; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve our financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; the ongoing conflict in Ukraine; foreign currency risk; inflation; changes in monetary policy by governments; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or SLB New Energy; as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and SLB disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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